GameStop Appoints Nat Turner to Board of Directors

GRAPEVINE, Texas, November 18, 2024 (GLOBE NEWSWIRE)—GameStop Corp. (NYSE: GME) (“GameStop” or the “Company”) today announced that Nat Turner, Chairman and CEO of Collectors Holdings, Inc., has been appointed to the Company’s Board of Directors.

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GameStop Corp. Investor Relations
817-424-2001
ir@gamestop.com